Exhibit 99.1

Andrew Gould Elected to Occidental Board of Directors

HOUSTON — January 2, 2020 — Occidental Petroleum Corporation (NYSE:OXY) announced today that Andrew Gould, former Chairman and Chief Executive Officer of Schlumberger Limited, has been elected to its Board of Directors effective March 1, 2020.

Mr. Gould has more than 40 years of experience in the oil and gas industry. From 2003 to 2011, he served as Chairman and Chief Executive Officer of Schlumberger, a leading oilfield services company. Mr. Gould began his career at Schlumberger in 1975 in its Internal Audit department, based in Paris.

“Andrew brings a valuable perspective to the Board through his extensive experience as a chief executive in the oil and gas industry,” said Gene L. Batchelder, Chairman of the Board. “Throughout his long career, he drove significant value creation while managing a global business. Andrew’s knowledge and decades of operational and financial leadership in the industry will benefit the Board and add valuable insight as Occidental continues to focus on generating returns for shareholders.”

Regarding his appointment to the Board, Mr. Gould stated, “I have long admired Occidental’s industry position and demonstrated ability to innovate. Its advanced knowledge of using CO2 in enhanced oil recovery will be an important element in lowering the company’s total emissions.  I am honored to join the Board during such an exciting time for the company as it leverages its operational excellence to extract more value from a world-class portfolio of assets.”

In addition to his career at Schlumberger, Mr. Gould served as non-Executive Chairman of BG Group, a multinational oil and gas company, from 2012 until its sale to Royal Dutch Shell in 2016.  He served as interim Executive Chairman in 2014. He currently serves as a member of the Board of Directors of Saudi Aramco, a leading global energy company, and BJ Services, a private oilfield services company. Mr. Gould has an undergraduate degree in Economic History from Cardiff University and qualified as a Chartered Accountant with the Institute of Chartered Accountants in England and Wales.

About Occidental

Occidental is an international oil and gas exploration and production company with operations in the United States, Middle East and Latin America. We are the leading producer and largest acreage holder in the Permian Basin. Occidental is advancing a lower-carbon future with our subsidiary Oxy Low Carbon Ventures, which promotes innovative technologies that drive cost efficiencies and economically grow our business while reducing emissions. We also have a marketing and midstream business and WES Midstream, which includes Western Midstream Partners, LP. OxyChem, our chemical subsidiary, is among the top three U.S. producers for the principal products it manufactures and markets. Occidental posts or provides links to important information on our website at oxy.com.

Contacts:

Media:
Melissa E. Schoeb
713-366-5615
melissa_schoeb@oxy.com

or

Investors:
Jeff Alvarez
713-215-7864
jeff_alvarez@oxy.com

On the web: oxy.com